Exhibit 10.27

NOTES TO: PROFORMA UNAUDITED CONDENSED COMBINED BALANCE SHEETS
APRIL 30, 2008

		Transaction Amount

(1) Record intitial purchase price paid by Lakeland		$13,344
(1a) Estimated transaction costs:

Brazil tax on incoming capital	50	-

Estimated legal & accounting fees	300	350
(2) Record bank borrowing by Lakeland to cover cash out		-
(3) Record repayments of Qualytextil debt from purchase price proceeds		(3,852)

(4) Consolidation entries serve to eliminate the investment in subsidiaries against the underlying net assets acquired of $137,000. Such acquired assets are adjusted for estimated fair value of real estate at closing resulting in a revaluation of $110,000. The difference is reflected as goodwill. The Company is in the process of identifying intangible assets arising from this transaction. The identified intangible assets if any will be assigned values and amortized over their useful lives for assets with finite lives. Intangible assets identified with infinite lives will be tested for impairment annually. The goodwill of $9,595,000 will be adjusted accordingly for the intangible assets recognized during this process.
		(110 (137	) )
		$9,595